John M. Zilliken

Executive Vice President, Chief Operating Officer Las Vegas Railway Express, Inc.

October 24, 2011

Michael A. Barron, President and CEO

Board of Directors, Las Vegas Railway Express, Inc.

It is with great regret and a heavy heart to inform you that I am resigning my position as Executive Vice President and Chief Operating Officer as of October 28, 2011 in order to pursue another opportunity.

From the very beginning of our founding, I am confident that I fulfilled the various positions within the Company to the best of my abilities and every effort was made to fulfill my responsibilities with our shareholders' interests specifically in mind.

Yours most sincerely,

/s/ John M. Zilliken
John M. Zilliken

6650 Via Austi Parkway – Suite 170 – Las Vegas, NV 89119